EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hemacare Corporation on Form S-8 of our report dated March 21, 2011, with respect to our audit of the consolidated financial statements of Hemacare Corporation as of December 31, 2010 and for the year then ended appearing in the Annual Report on Form 10-K of Hemacare Corporation for the year ended December 31, 2010.

We were dismissed as auditors on June 8, 2011 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Irvine, California

September 13, 2011